Exhibit 99.3

Form of Letter to Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees

Entercom Radio, LLC

Exchange Offer for

10  1/2 % Senior Notes due 2019

CUSIP 29363T AB2 / ISIN US29363TAB26

The exchange offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern Standard Time, on                 , 2012, unless extended (the “expiration date”).

, 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated                 , 2011 (the “prospectus”) and the accompanying letter of transmittal (the “exchange offer”), up to $220,000,000 in aggregate principal amount of our new 10  1/2% Senior Notes due 2019, Series B (the “exchange notes”). Each exchange note has been registered under the Securities Act of 1933, as amended (the “Securities Act”). We are offering to exchange the exchange notes for any and all of our outstanding 10  1/2% Senior Notes due 2019, Series A (the “outstanding notes”), which we issued in a private transaction that was not subject to the registration requirements of the Securities Act.

As set forth in the prospectus, the terms of the exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. Outstanding notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is subject to certain conditions. See “Exchange offer—Conditions” in the prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the prospectus dated , 2011;

2.	the letter of transmittal for your use and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender outstanding notes);

3.	a form of letter which may be sent to your clients for whose accounts you hold outstanding notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer; and

4.	a notice of guaranteed delivery.

Your prompt action is requested. Please note the exchange offer will expire one minute after 11:59 p.m., Eastern Standard Time, on                 , 2012, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold outstanding notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchanges of outstanding notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent (as defined in the prospectus) of (1) certificates representing such outstanding notes, or a book-entry confirmation (as defined in the prospectus), as the case may be, (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, or an agent’s message (as defined in the prospectus), and (c) any other required documents.

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or an agent’s message and any other documents required by the letter of transmittal to the exchange agent prior to one minute after 11:59 p.m., Eastern Standard Time, on                 , 2012 (unless extended), or (3) who cannot comply with the procedures for delivery by book-entry transfer prior to one minute after 11:59 p.m., Eastern Standard Time, on                 , 2012 (unless extended), must tender their outstanding notes according to the guaranteed delivery procedures set forth under the caption “Exchange offer—Guaranteed delivery procedures” in the prospectus.

We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of outstanding notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the exchange offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to us, except as otherwise provided in instruction 8 of the letter of transmittal.

Questions and requests for assistance with respect to the exchange offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

ENTERCOM RADIO, LLC

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the exchange offer other than the enclosed documents and the statements contained therein.